Exhibit 99.1

FOR IMMEDIATE RELEASE

Net Perceptions, Inc. Changes Name to Stamford Industrial Group, Inc.

STAMFORD, Conn., June 27, 2007 - Stamford Industrial Group, Inc. (OTC: NETP.PK), is pleased to announce that it has changed its name from Net Perceptions, Inc. to Stamford Industrial Group, Inc. The name change was approved at the Company’s 2007 Annual Meeting of Stockholders held on June 21, 2007.

The new name more accurately reflects the Company’s current business model which is to build a diversified global industrial manufacturing group through both organic and acquisition growth initiatives that will both complement and diversify existing business lines. The Company’s common stock will continue to trade on the OTC Pink Sheets Electronic Quotation Service under the symbol NETP.PK.

“We thank our stockholders for their support in helping us change our name to one that better reflects our intended business purpose and strategy. We believe that our new name will further strengthen our brand and identity to the marketplace.” commented Al Weggeman, CEO of Stamford Industrial Group, Inc.

The Company is also pleased to announce that its wholly-owned subsidiary, SIG Acquisition Corp. Inc., which was previously doing business as “Concord Steel”, has changed its name to Concord Steel, Inc.

Both name changes are effective immediately.

About Stamford Industrial Group, Inc.

Concord Steel, Inc., a wholly-owned subsidiary of Stamford Industrial Group, Inc., is a leading independent manufacturer of steel counter-weights and structural weldments that are incorporated into a variety of industrial equipment, including aerial work platforms, cranes, elevators and material handling equipment. Stamford Industrial Group is currently working to build a diversified global industrial manufacturing group through both organic and acquisition growth initiatives that will both complement and diversify existing business lines.

Additional information about Stamford Industrial Group, Inc. can be found at http://www.stamfordig.com.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the “Risk Factors” section of the Company’s filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K and amendments thereto and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at http://www.stamfordig.com or the Securities and Exchange Commission’s web site at http://www.sec.gov.

For more information, contact:
Albert W. Weggeman, CEO
(203) 428-2042
AWeggeman@stamfordig.com

Jonathan LaBarre, CFO
(203) 428-2044
JLaBarre@stamfordig.com